UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 17, 2008
(Date of Earliest Event Reported)

Commission file number: 1-3203

CHESAPEAKE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 East Cary Street
Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 804-697-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

As disclosed in our Current Report on Form 8-K dated March 24, 2008 (the “March 8-K”), one of our U.K. subsidiaries is party to a recovery plan (the "Recovery Plan") for its U.K. pension plan (the "U.K. Pension Plan"), which requires that the subsidiary make annual cash contributions to the U.K. Pension Plan of at least £6 million above otherwise required levels in order to achieve a funding level of 100% by July 2014.  In addition, if an interim funding level for the U.K. Pension Plan of 90% is not achieved by April 5, 2008, the Recovery Plan requires that an additional supplementary contribution to achieve an interim funding level of 90% be paid on or before July 15, 2008.

The funding level of the U.K. Pension Plan is dependent upon certain actuarial assumptions, including assumptions related to inflation, investment returns and market interest rates, changes in the numbers of plan participants and changes in the benefit obligations and related laws and regulations.  As previously disclosed, changes to these assumptions could have a significant impact on the calculation of the funding level of the U.K. Pension Plan and could result in an additional supplementary cash payment by our U.K. subsidiary in July 2008 under the Recovery Plan that would be materially in excess of £6 million.  As noted in the March 8-K, we have initiated discussions with the Trustee of the U.K. Pension Plan seeking amendments to the Recovery Plan to limit any additional supplementary cash payment to be paid in July 2008 (in excess of the annual £6 million payment).

As disclosed in the March 8-K, we and the Trustee of the U.K. Pension Plan sent a joint letter to the U.K. Pensions Regulator advising the Regulator of those discussions.  The letter referenced an interim estimate, prepared by the Trustee’s actuarial advisors, indicating a total plan funding shortfall (under the terms of the plan on an ongoing basis) of approximately £40 million as of December 30, 2007 (which would have resulted in a July 2008 supplementary contribution of approximately £21 million, including our scheduled annual supplementary payment of £6 million).  The joint letter noted that financial market conditions subsequent to December 30, 2007, indicated that the additional supplementary payment under the terms of the current Recovery Plan to achieve 90% funding would be substantially higher when the definitive amount of the contribution was calculated in April 2008.

We have now received the April 2008 valuation of the U.K. Pension Plan's assets and liabilities prepared by the actuarial advisors for the U.K. Pension Plan's Trustee, which included the actuary’s calculation of the additional supplementary contribution due under the current Recovery Plan in July 2008 to achieve 90% funding.  The actuary’s report indicates a total plan funding shortfall (under the terms of the plan on an ongoing basis) of approximately £58.9 million as of April 5, 2008.  A funding shortfall of that amount will result, under the terms of the current Recovery Plan, in a July 2008 supplementary contribution to the U.K. Pension Plan of £35.6 million (including the scheduled annual supplementary payment of £6 million).

In the March joint letter to the U.K. Pensions Regulator, management of our U.K. subsidiary stated its concern that the July 2008 additional supplementary contribution under the Recovery Plan could exceed its then-current estimate of £21 million (including the scheduled annual supplementary payment of £6 million), which it might be unable to pay without breaching certain financial covenants in our existing senior revolving credit facility or likely to be included in any refinancing thereof, and that any such breach would trigger cross-defaults under substantially all of our other debt.  The Trustee for the U.K. Pension Plan stated in the letter, among other things, that it was committed to working with our subsidiary to secure funding for the plan in accordance with the statutory funding objective, while recognizing that maintaining a financially healthy employer is in the best interests of the U.K. Pension Plan.  The Trustee acknowledged to the U.K. Pensions Regulator that our subsidiary will find it difficult to make any significant cash payment under the Recovery Plan currently, or in the near future.

Negotiations are ongoing with the Trustee regarding possible amendments to the Recovery Plan which will modify the obligations with respect to the requirement in the Recovery Plan for additional supplementary contributions to achieve 90% funding as at April 5, 2008, and still comply with statutory requirements.  In the course of those negotiations, we have confirmed to the Trustee that our U.K. subsidiary will be unable to pay the now-determined July 2008 additional supplementary contribution of £29.6 million (the excess over the July 2008 annual payment of £6 million) under the current Recovery Plan without breaching certain financial covenants in our existing senior revolving credit facility or likely to be included in any refinancing thereof, and that any such breach would trigger cross-defaults under substantially all of our other debt.  We also noted that failure to pay amounts due under the current Recovery Plan could ultimately result in a winding-up of the U.K. Pension Plan, triggering a payment required by statute calculated on a “buy out” basis (estimated to be £159.3 million as of April 2008).

We believe that the ongoing negotiations with the Trustee’s advisors regarding an amendment to the Recovery Plan are proceeding in a constructive manner. While there can be no assurance, we believe that our U.K. subsidiary will be able to reach an agreement with the Trustee with regard to an amendment of the Recovery Plan which will comply with their respective legal obligations and which will allow us to be able to make supplementary payments in compliance with our existing financial covenants, and the financial covenants we expect to be included in any refinanced senior credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHESAPEAKE CORPORATION
(Registrant)

Date: April 17, 2008	BY:	/s/ Joel K. Mostrom
Joel K. Mostrom
Executive Vice President & Chief Financial Officer